Exhibit 10.1

Execution Copy

PURCHASE AND ASSUMPTION AGREEMENT

Purchase and Assumption Agreement (the "Agreement"), dated as of March 16, 2011 between Northway Bank ("Seller"), a New Hampshire state-chartered bank having its principal office in Berlin, New Hampshire and Union Bank ("Purchaser"), a Vermont state-chartered bank having its principal office in Morrisville, Vermont.

WITNESSETH:

WHEREAS, Seller desires to sell certain assets of and transfer certain liabilities associated with the Banking Centers (as defined below); and

WHEREAS, Purchaser wishes to purchase such assets and assume such liabilities associated with the Banking Centers;

NOW THEREFORE, in consideration of the foregoing, the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article I

DEFINED TERMS

Section 1.1. Defined Terms.

The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

"Applicable Laws" means all applicable federal, state, county and municipal statutes, codes, ordinances, rules, regulations, and judicial or administrative decisions, interpretations and pronouncements.

"Assumed Liabilities" means the obligations of Seller to be paid or performed after the Closing Date with respect to (i) the Deposit Liabilities, (ii) the Safe Deposit Contracts, (iii) the Banking Center Lease, (iv) the Assumed Severance Obligations, and (v) the Commitments. Assumed Liabilities shall not include any Excluded Liabilities.

"Assumed Severance Obligations" has the meaning set forth in Section 2.6(a)(iii).

"ATM" means automated teller machine.

"Banking Center" or "Banking Centers" means each, as applicable, or all of the banking centers set forth in Exhibit 1.1.

"Banking Center Lease" means the Lease Agreement dated as of October 1, 1992, as amended by First Amendment dated July 1, 1993, Second Amendment dated September 10, 1997 and Third Amendment dated August 27, 2002, relating to Seller's Littleton, New Hampshire Banking Center.

"CDARs" means deposit accounts placed or originated through the Certificate of Deposit Account Registry of the Promontory Interfinancial Network, LLC.

"Closing" and "Closing Date" have the meanings set forth in Section 3.1.

"Code" has the meaning set forth in Section 2.2(e).

"Coin and Currency" has the meaning set forth in Section 2.1(a)(6).

"Commitment" means an unfunded commitment by Seller to lend funds to a customer of any of the Banking Centers on the terms and conditions set forth in the applicable commitment letters or other documentation, as such commitments exist as of the Closing Date, and listed on Schedule 5.15(f), subject, however, to the provisions of Section 7.3(b) with respect to any Commitment arising after the date hereof.

"Deposit Liabilities" has the meaning set forth in Section 2.3(a).

"Deposit-Related Loans" has the meaning set forth in Section 2.4(a).

"Effective Time" has the meaning set forth in Section 3.1.

"Employees" has the meaning set forth in Section 2.6.

"Environmental Laws" has the meaning set forth in Section 5.12.

"ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" has the meaning set forth in Section 2.1(b).

"Excluded Deposit Liabilities" has the meaning set forth in Section 2.3(a).

"Excluded IRA Deposit Liabilities" has the meaning set forth in Section 7.8.

"Excluded Liabilities" means (i) the Excluded Deposit Liabilities, and (ii) any liabilities of Seller of any kind, character or description not specifically identified in this Agreement or in the exhibits or schedules hereto and assumed by Purchaser in writing.

"Excluded Loans" has the meaning set forth in Section 2.4(a).

“Excluded Personal Property” has the meaning set forth in Section 2.1(b).

"FDIA" has the meaning set forth in Section 5.1.

"Final Closing Statement" has the meaning set forth in Section 3.3(a).

"Governmental Entity" means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority.

"Hazardous Materials" means (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, lead-based paint, urea formaldehyde foam insulation, and polychlorinated biphenyls (PCBs); and (ii) any chemical, material, waste or substance defined, listed, classified or described as “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” under any Environmental Law.

"Initial Closing Statement" has the meaning set forth in Section 2.2(c).

"IRA" has the meaning set forth in Section 2.3(a).

"Knowledge" of a particular fact or other matter means information actually known to a party's officers or such other information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances.

"Leased Real Property" has the meaning set forth in Section 2.1(a)(2).

"Loans" has the meaning set forth in Section 2.4(a), and does not include any Excluded Loans.

"Liens" means any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge.

"Net Book Value of the Personal Property" has the meaning set forth in Section 2.2(e).

"Noncompete Area" has the meaning set forth in Section 7.12.

“Nondisturbance Agreement” has the meaning set forth in Section 3.2(b)(4).

"Other Loans" has the meaning set forth in Section 2.4(a).

"Overdraft Lines" has the meaning set forth in Section 2.4(a).

"Owned Real Property" has the meaning set forth in Section 2.1(a)(1).

"Permitted Liens" means (i) any matters which an accurate survey of the Real Property may show which would not, individually or in the aggregate, have a material and adverse effect on Seller or the business or properties of the Banking Centers; (ii) property Taxes and assessments not yet due and payable; (iii) any matters set forth in any instrument recorded or filed in the "Registry of Deeds" for the county in which the Real Property is located which would not, individually or in the aggregate, have a material and adverse effect on the current use, occupancy, or value of the Real Property or the business conducted at the Banking Centers; (iv) zoning, building codes, and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over the Real Property; and (v) such other encumbrances (A) which were created, incurred or arise in the ordinary course of business, which would not, individually or in the aggregate, have a material adverse effect on the current use, occupancy or value of the Real Property or the business conducted at the Banking Centers, or (B) which would cause a reputable title insurance company of national standing and typically accepted by reputable commercial lenders not to issue an owner's title insurance policy in at least the amount of the purchase price applicable to such Real Property, subject only to such exceptions as would not render title unmarketable and other customary exceptions to title not affecting insurability of title.

"Personal Property" has the meaning set forth in Section 2.1(a)(3).

"Post-Closing Balance Sheet" and "Post-Closing Balance Sheet Delivery Date" have the meanings set forth in Section 3.3(a).

"Pre-Closing Balance Sheet" and "Pre-Closing Balance Sheet Date" have the meanings set forth in Section 2.2(c).

“Property Access Agreement” means the Property Access Agreement dated as of February 18, 2011 by and between Purchaser and Seller.

"Purchase Price" has the meaning set forth in Section 2.2(a).

"Purchase Price of the Deposit Related Loans" means the unpaid balance of such loans, including accrued interest and late fees, as of the close of business on the Closing Date.

"Purchase Price of the Other Loans" means the unpaid balance of such loans, including accrued interest and late fees, as of the close of business on the Closing Date.

"Real Property" means the Owned Real Property and the Leased Real Property.

“REC” has the meaning ascribed to such term in the ASTM Standard E1527-05.

"Records" has the meaning set forth in Section 2.1(a)(8).

"Regulatory Approvals" has the meaning set forth in Section 7.2.

“Remediation Costs” has the meaning set forth in Section 7.1(c).

"Safe Deposit Contracts" has the meaning set forth in Section 2.1(a)(4).

"Specified Radius" has the meaning set forth in Section 7.2.

"Sweep Accounts" has the meaning set forth in Section 2.3(a).

"Taxes" has the meaning set forth in Section 5.18(c).

"Tax Assessed Value of the Real Property" has the meaning set forth in Section 2.2(d).

"Tax Return" has the meaning set forth in Section 5.18(c).

"Transferred Assets" has the meaning set forth in Section 2.1(a).

Article II

TRANSFER OF ASSETS AND LIABILITIES

Section 2.1. Transferred Assets.

(a)

As of the Effective Time and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of Seller’s right, title and interest in and to the following assets at the Banking Centers, except as otherwise excluded from sale pursuant to the provisions of subsection (b) below (collectively, the "Transferred Assets"):

(1)

all of the Seller's real estate and improvements thereon at the Groveton and North Woodstock, New Hampshire Banking Centers as more particularly described on Schedule 2.1(a)(1)-1 and Schedule 2.1(a)(1)-2, respectively, together with all rights and appurtenances pertaining thereto (the "Owned Real Property");

(2)

Seller’s lease of space for the Littleton, New Hampshire Banking Center, as more particularly described on Schedule 2.1(a)(2), with respect to which Seller is the lessee under the Banking Center Lease, including any leasehold improvements to which the tenant is entitled under such lease,

(3)

the furniture, fixtures, equipment and other tangible personal property located on or affixed to the Real Property and listed on Schedule 2.1(a)(3) or located at the Banking Centers, other than the Excluded Personal Property listed on Schedule 2.1(b), and subject to adjustment as a result of changes in the ordinary course of business of the Banking Centers, the "Personal Property");

(4)

all safe deposit contracts and leases for the safe deposit boxes located at the Banking Centers as of the Effective Time (as listed on Schedule 2.1(a)(4) as of December 31, 2010), and subject to adjustment as a result of changes in the ordinary course of business of the Banking Centers, the "Safe Deposit Contracts");

(5)

all Deposit Related Loans and Other Loans transferred pursuant to Section 2.4;

(6)

all coins and currency located at the Banking Centers as of the Effective Time, including vault cash, ATM cash, petty cash and teller’s cash (the "Coins and Currency"). At the close of business on the Closing Date (as hereinafter defined) Seller and Purchaser shall conduct an inventory of the Coins and Currency at the Banking Centers and shall prepare a schedule of cash listing the amount and location of the Seller’s Coins and Currency as of the Effective Time (the “Schedule of Cash”);

(7)

all Commitments; and

(8)

all books, records, instruments, agreement, files and original documents relating to or evidencing the Transferred Assets and Assumed Liabilities, including all records relating to the Deposit Liabilities and Loans or otherwise relating to the Employee, Personal Property or the Real Property of the Banking Centers (collectively, the "Records").

(b)

Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are (i) the personal property listed on Schedule 2.1(b) hereto (the “Excluded Personal Property”), (ii) Seller's rights in and to its name and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, (iii) any regulatory licenses or any other nonassignable licenses and permits, (iv) any proprietary Seller software and computer equipment, (v) any Excluded Loans, (vi) any rights of Seller under that certain License Agreement, dated June 6, 1994, by and between Pemigewasset National Bank and Jay P. Bartlett, which Seller and Purchaser acknowledge will lapse by its own terms, upon Closing, when Seller, as successor in interest to Pemigewasset National Bank, ceases to operate a banking business on the premises described therein, and (vii) any other assets which are not the subject of this Agreement as listed in Section 2.1(a) hereof (collectively, the "Excluded Assets"). Notwithstanding the foregoing, all framing and structural elements for interior and exterior signage at the Banking Centers shall be included in the Transferred Assets, and only the removable portion of such signage containing Seller’s name and/or logo shall be considered part of the Excluded Assets. Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Centers pursuant to Section 7.9 hereof. Apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the premises to their original condition, which shall be the responsibility of Purchaser.

(c)

Except for the Records and data provided pursuant to Sections 2.3, 2.4, 2.5 and 2.6, or as called for under Article VII, all internal reports and data relating to, containing or derived from the operating results of Seller and its affiliates or any subsidiary or division or line of business thereof, whether contained in books, Records or other paper format accessed through the computer and data processing systems of Seller and its affiliates, or otherwise in the possession of Seller, shall remain solely the property of Seller, and nothing contained in this Agreement shall be construed as transferring to or vesting in Purchaser any right or interest in or to such data and information. Purchaser acknowledges that Seller shall be entitled to take all such steps prior to or following the Effective Time as shall be necessary in Seller's reasonable discretion to effect the foregoing, including taking such reasonable actions as are necessary to ensure that all access to such information at the offices of Seller shall be terminated as of the Effective Time. Upon Seller’s request, Purchaser shall promptly return to Seller any such information or data described herein which remains at the Banking Centers transferred following the Effective Time.

(d)

As of the Effective Time and subject to the terms and conditions hereof, Purchaser shall receive and accept all of the Transferred Assets assigned, transferred, conveyed, and delivered to Purchaser by Seller.

Section 2.2. Purchase Price.

(a)

As consideration for the purchase of the Banking Centers, Purchaser shall pay Seller a purchase price equal to the sum of the following (the "Purchase Price"):

(1)

the Tax Assessed Value of the Real Property;

(2)

the Net Book Value of the Personal Property on the Closing Date;

(3)

the Purchase Price of the Deposit Related Loans on the Closing Date;

(4)

the Purchase Price of the Other Loans on the Closing Date;

(5)

the face amount of the Coins and Currency;

(6)

a premium for the Deposit Liabilities equal to six percent (6%) of the average amount of the Deposit Liabilities during the 15 calendar days preceding the Closing Date; and

(7)

Purchaser’s pro rated share of the items required under Section 2.9.

in each case determined as of the close of business on the Closing Date.

The Purchase Price shall be offset by the amounts owing from Seller to Purchaser, as provided in Section 2.2(b)

(b)

In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to the Assumed Liabilities and the Loans. Seller agrees to pay to Purchaser the excess, if any, of (i) the aggregate amount of the Deposit Liabilities assumed by Purchaser as of the Effective Time (as hereinafter defined and with any deposit account that is overdrawn and having a negative balance to be treated as a zero balance), plus (ii) Seller's prorated share of the items required under Section 2.9, over the Purchase Price computed in accordance with subsection (a) above, and Purchaser agrees to pay Seller the excess if any, of the aggregate Purchase Price computed in accordance with subsection (a) above over the aggregate amount of Deposit Liabilities assumed by Purchaser as of the Effective Time (with any deposit account that is overdrawn and having a negative balance to be treated as a zero balance) plus Seller's prorated share of the items required under Section 2.9. Estimated amounts shall be paid at Closing in accordance with subsection (c) below and then post-Closing adjustments shall be computed and paid in accordance with Section 3.3 below.

(c)

Seller shall (i) prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date 5 business days prior to the Effective Time or as of such other date agreed upon by the parties (the "Pre-Closing Balance Sheet Date") and a related initial closing statement (the "Initial Closing Statement"), which in Seller’s discretion may be combined into a single document, reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder and (ii) update the appropriate Schedules to this Agreement to reflect changes in the ordinary course of business of the Banking Centers between the most recent date such Schedules were previously provided to Purchaser and the Pre-Closing Balance Sheet Date. The foregoing items shall be delivered to Purchaser no later than 2 business days prior to the Effective Time. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above plus Seller's prorated share of the items required under Section 2.9, as reflected on the Pre-Closing Balance Sheet, over the estimated aggregate Purchase Price computed in accordance with subsection (a) above, as reflected on the Initial Closing Statement. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate Purchase Price computed in accordance with subsection (a) above, as reflected on the Initial Closing Statement, over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above plus Seller's prorated share of items required under Section 2.9, as reflected on the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet and the Final Closing Statement, as provided in Section 3.3.

(d)

Tax Assessed Value of the Real Property shall mean the 2010 tax assessed value of the Owned Real Property, which is $488,510 in the aggregate.

(e)

Net Book Value of the Personal Property shall mean the value that the Personal Property assets are carried on the books of Seller as of the Closing Date, in accordance with generally accepted accounting principles consistently applied, provided that Seller shall book depreciation at least monthly (it being understood that Personal Property not listed on Schedule 2.1(a)(3) has been fully depreciated and has no book value for purposes of this transaction and accordingly will be transferred without cost to Purchaser). As of December 31, 2010, such Net Book Value of the Personal Property was $46,097.00.

(f)

Allocation of the Purchase Price shall be governed by the following provisions:

(1)

Seller and Purchaser agree to allocate the final Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within 10 business days prior to the Closing Date, Purchaser shall provide to Seller Purchaser's proposed allocation of the purchase price as finally determined and paid by Purchaser hereunder. Within 10 business days after the receipt of such allocation, Seller shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation.

(2)

Seller and Purchaser shall reduce such allocation to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service.

(3)

To the extent consistent with applicable law, Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the final purchase price, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority.

(4)

Seller and Purchaser shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this subsection and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.3. Assumption of Liabilities.

(a)

For purposes of this Agreement, "Deposit Liabilities" shall mean all deposit liabilities of Seller that Purchaser may legally assume, which shall consist of (i) all savings accounts, (ii) all certificates of deposit, (iii) all negotiable order of withdrawal accounts, (iv) all demand deposit accounts, (iv) all sweep accounts, consisting of any amounts that may be temporarily swept out of other accounts and swept into securities sold under repurchase agreements ("Sweep Accounts"), (v) all money market deposit accounts, (vi) all individual retirement accounts ("IRAs) and trust deposit accounts that Purchaser may legally assume, and (vii) all other deposit or savings accounts allocated on the Records of Seller to the Banking Centers according to their respective terms as of the Effective Time (including Deposit Liabilities with respect to the deposit accounts listed on Schedule 2.3(a) which remain such as of the Effective Time), in each case together with interest accrued thereon but unpaid as of the

Effective Time, provided that Deposit Liabilities shall not include the Excluded Deposit Liabilities. The parties acknowledge that the funds in the Sweep Accounts are not FDIC-insured. The parties further agree that for purposes of calculating the amount of Deposit Liabilities assumed by Purchaser and the premium paid under Section. 2.2(a)(6), the balances in the Sweep Accounts shall be included. For purposes of this Agreement, "Excluded Deposit Liabilities" shall mean (i) Deposit Liabilities with respect to accounts which are booked by Seller at any Banking Center and are held by Seller under or pursuant to any judgment, decree or order of any court, (ii) the Excluded IRA Deposit Liabilities, (iii) Deposit Liabilities associated with or securing loans which are extended by Seller and which are not being sold to Purchaser, unless approved by Purchaser, (iv) brokered deposits (if applicable), (v) unclaimed deposits subject to escheatment, (vi) any deposit account (1) having an associated Overdraft Line with an outstanding balance on the Overdraft Line as of the close of business on the Closing Date in excess of $5,000, or with a payment that is past due for a period of 30 days or more, or (2) that is overdrawn by more than $5,000 in the case of a deposit account that does not have an associated Overdraft Line, (vii) deposits constituting official checks, travelers checks, money orders, certified checks or other items in process of clearing, and (viii) municipal certificates of deposit accounts which are not considered by Purchaser in its reasonable discretion to constitute operating funds of such municipal depositor. Schedule 2.3(a) sets forth the Deposit Liabilities as of December 31, 2010 (or the most recent practicable date), which are subject to adjustment prior to the Closing Date as a result of changes in the ordinary course of business of the Banking Centers.

(b)

As of the Effective Time, Purchaser shall purchase and assume and thereafter faithfully honor and fully and timely pay, perform, and discharge according to their respective terms all of Seller's duties and obligations relating to the Deposit Liabilities and the other Assumed Liabilities; provided, however, that Purchaser shall not be required to offer any new deposit product or delivery channel (including, without limitation, Sweep Accounts and mobile banking) not already offered by Purchaser to its existing customers prior to the Effective Time. With respect to the Sweep Accounts, the Purchaser agrees that it is assuming the rights and obligations of the Seller under the agreements governing the Sweep Accounts; provided, however that, in its discretion Purchaser may transition such accounts to a comparable interest-bearing deposit product. Purchaser acknowledges that it understands that Seller will not be supplying any collateral with respect to any Sweep Account. The parties further understand and agree that, in the operation of the Banking Centers in the ordinary course of business between the date of this Agreement and the Effective Time, there will be changes in the amount and type of the Deposit Liabilities to be assumed by the Purchaser pursuant to this Agreement.

(c)

As of February 28, 2011, the Deposit Liabilities total approximately $80.2 million Seller and Purchaser agree that Seller is not guaranteeing to Purchaser any minimum amount of Deposit Liabilities as of the Effective Time (it being understood that changes may occur in the ordinary course of business) or that any deposit customers whose Deposit Liabilities are assumed by Purchaser will continue to be customers of Purchaser after the Effective Time.

(d)

Except as otherwise provided herein, Purchaser agrees to pay after the Closing Date in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

(e)

Seller agrees that it will reimburse Purchaser for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit Liability to the extent such amount is incurred by Purchaser as a result of any failure by Seller after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to such deposit account and presented to Seller before the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order, or otherwise.

(f)

Purchaser agrees that it will reimburse Seller for the amount of any uncollectible check, draft or withdrawal order drawn on a Deposit Liability to the extent such amount is incurred by Seller as a result of any failure by Purchaser after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to such deposit account and presented any date after the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order or otherwise.

(g)

If any assumed Deposit Liability not covered by an Overdraft Line (i) has a negative balance as of the close of business on the Closing Date due to an overdraft caused by Seller’s final payment and settlement, on or before the Closing Date, of one or more checks, drafts or other items drawn against such account, and (ii) continues to have a negative balance during the period ending at the close of business on the tenth day after the Closing Date, after exercise by Purchaser of any setoff rights of which Purchaser is aware, then, upon Purchaser's request made within 20 days after the Closing Date, Seller shall reimburse Purchaser in immediately available funds for the amount of such negative balance. For a period of sixty (60) days after any such reimbursement, Purchaser shall remit to Seller any collected funds deposited to the affected Deposit Liability account, up to the amount reimbursed by Seller. Purchaser's rights under this Section 2.3(g) are in addition to its rights under Article IV.

(h)

Seller agrees to pay for a period of forty-five (45) days after the Effective Time, and Purchaser agrees to reimburse Seller for, all items drawn and presented to Seller by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, if drawn on the checks, withdrawal or draft forms provided by Seller to such depositors prior to the Effective Time. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders and returns presented and paid by Seller for the period ending forty-five (45) days after the Closing Date; provided however, Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements. Purchaser shall be responsible for any costs incurred for courier or overnight shipping of information related to the daily settlements. At any time prior to the expiration of the forty-five (45) days referenced herein, Seller shall discontinue such payments on behalf of Purchaser upon written request by Purchaser. Any checks, drafts, withdrawal orders and returns presented to Seller following the expiration of the forty-five (45) day period, may be returned by Seller unpaid.

(i)

Purchaser agrees at its cost and expense, (1) to assign new account numbers to depositors of assumed Deposit Liabilities, (2) to notify such depositors, before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser and in accordance with the requirements of applicable laws and regulations, of Purchaser's assumption of the Deposit Liabilities, (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused checks, draft and withdrawal order forms of Seller (if Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller's check, draft and withdrawal order forms), (4) to reissue all ATM and debit cards (with new PIN numbers) associated with the depositors of assumed Deposit Liabilities and (5) to replace all line of credit checks on the forms of Purchaser, with instructions to utilize Purchaser's checks and to destroy the unused checks. At its expense, Seller will prepare and deliver to Purchaser two sets of its normal customer mailing labels relating to the Deposit Liabilities.

(j)

Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Seller after the Effective Time as uncollectible, but only to the extent that the collected balance of the relevant account is sufficient to permit payment thereof.

(k)

During the 30 calendar days after the Effective Time, Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any ATM or point-of-sale withdrawal from a Deposit Liability pursuant to a debit card of Purchaser authorized prior to the Effective Time which has not been received and processed by Seller as of the Effective Time.

(l)

As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the Deposit Liabilities assumed under this Agreement.

(m)

As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other Records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such Records as provided in this Agreement.

(n)

Prior to the Closing Date, Seller shall notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to this Agreement. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items. Seller will make available to Purchaser at Seller's operations center receiving items from the Automated

Clearing House data containing such ACH data. Items mistakenly routed or presented after the 60-day period will be returned to the presenting party. Seller and Purchaser may make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(o)

As of the Effective Time, Seller shall transfer and assign all files, documents and other Records related to the Deposit Liabilities in its possession to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(p)

In case of any dispute with or inquiry by any customer whose Deposit Liability account is subject to this Agreement which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the Deposit Liability account holder within a period of time and in a manner which would comply with standard banking practices and customs. Purchaser shall not be liable for any claims related thereto pertaining to the period prior to the Effective Time.

(q)

Seller shall deliver on the Closing Date to Purchaser a schedule of stop payment orders that have been placed by Seller on particular Deposit Liabilities or on individual checks, drafts or other items or instruments. If following receipt of appropriate stop order documentation Purchaser makes any payment in violation of any such stop payment order, Purchaser shall be solely liable for any such payment.

(r)

Notwithstanding anything to the contrary herein, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume, and Seller shall remain obligated to pay, perform and discharge and shall indemnify and hold harmless Purchaser against, any liabilities and obligations of Seller, known or unknown or contingent or unliquidated, arising from any occurrence or event or relating to any act or omission of Seller prior to the Effective Time.

Section 2.4. Loans Transferred.

(a)

Seller shall transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest (including accrued but unpaid interest and late charges and collateral relating thereto) in (i) all lines of credit secured by the Deposit Liabilities pursuant to a written overdraft line of credit agreement and listed on Schedule 2.4(a)(i) (the "Overdraft Lines") and unsecured loans created by writing a check or similar instrument against a Deposit Liability that is not an Excluded Deposit Liability and resulting in an overdraft where there is no established line of credit, in each case allocated on the Records of Seller to the Banking Centers (as listed on Schedule 2.4(a)(i), and subject to adjustment prior to the Closing Date as a result of changes in the ordinary course of business of the Banking Centers

(collectively, the "Deposit Related Loans"); (ii) the consumer, residential mortgage and commercial loans listed on Schedule 2.4(a)(ii), including all of Seller's percentage ownership rights and rights as lead lender (including servicing rights) with respect to the two commercial loans identified on Schedule 2.4(a)(ii) which were originated by Seller and sold, in part, to third parties, in each case subject to adjustment prior to the Closing Date as a result of changes in the ordinary course of business of the Banking Centers (the "Other Loans"); and (iii) the Commitments. For purposes of this Agreement, "Loans" shall mean, collectively, the Deposit Related Loans, the Other Loans and the servicing and other rights as lead lender, referred to in clause (ii) of the immediately preceding sentence. Notwithstanding anything to the contrary herein, “Loans” shall not include the following, determined as of the close of business on the Closing Date, unless specifically approved by Purchaser in writing (“Excluded Loans”): (i) loans 30 days or more past due; (ii) nonperforming, watch list or “special mention” loans; (iii) any loans made after the date hereof within any of the categories specified in Schedule 7.3(b)(iii) and not accepted by Purchaser, in accordance with Section 7.3(b)(iii) hereof; (iv) any Overdraft Line with an unpaid principal balance of $5,000 or with a payment that is past due for a period of 30 days or more; (v) any Deposit Related Loan that is not an Overdraft Line, having an unpaid amount of $5,000 or more; and (vi) any other loans excluded at Purchaser's request, and listed on Schedule 2.4(vi). The Deposit Related Loans and Other Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law); provided, however, that (i) Seller shall endorse each original promissory note and credit agreement for transfer to Purchaser by endorsement thereon, or by executed allonge affixed thereto; (ii) upon Purchaser's request, Seller shall provide an individual Notice of Assignment of any commercial loan, in substantially the form attached hereto as Exhibit 3.2(b)(3)(ii); (iii) with respect to any blanket loan assignment, each individual loan shall be listed on an exhibit or schedule to such blanket assignment in sufficient detail to permit proper identification of the loan and borrower(s); and (iv) Seller shall provide to Purchaser the irrevocable Limited Power of Attorney referred to in Section 3.2(b)(20).

(b)

Except as expressly provided in Articles IV and V hereof, all Loans and all interest of Seller in or to collateral securing such Loans, including but not limited to collateral held by Seller (and any notes, evidences of indebtedness, security instruments, and other documents associated therewith) transferred to Purchaser pursuant to this Agreement shall be transferred without recourse and without any warranties or representations, the creditworthiness of any of the obligors or guarantors thereunder, or the value or adequacy of such collateral. Seller specifically disclaims any such warranties and representations not specifically set forth herein, including any warranties implied by law. Purchaser hereby acknowledges and consents to all such disclaimers by Seller.

(c)

As of the Effective Time, Seller shall transfer and assign all files, documents and other Records related to the Deposit Related Loans and Other Loans to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(d)

If the balance due on any Deposit Related Loan or Other Loan purchased pursuant to this Section 2.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by such Loan shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand, but only to the extent such return, if processed on or before the Closing Date, would not have caused the Loan to be an Excluded Loan.

(e)

As of the Effective Time, Purchaser shall assume and thereafter faithfully honor and timely perform and discharge all of the obligations, duties and liabilities of Seller arising under all Deposit Related Loans and Other Loans sold, assigned, or transferred to Purchaser by Seller pursuant to this Agreement, including additional extensions of credit to customers in connection with such Deposit Related Loans and Other Loans.

(f)

For a period of 60 days following the Closing Date, Seller will promptly forward to Purchaser all Loan payments received by Seller, in the form received by Seller. After such 60 day period, Seller will forward any such Loan payments at least weekly.

Section 2.5. Safe Deposit Business.

(a)

As of the Effective Time, Purchaser will assume and thereafter faithfully honor and fully and timely perform and discharge Seller's obligations with respect to the safe deposit box business at the Banking Centers in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b)

As of the Effective Time, Seller shall transfer and assign the Records (including applicable box rental agreements) related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all Records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

Section 2.6. Employee Matters.

(a)

Purchaser will offer employment to those employees actively employed by Seller at the Banking Centers as of the Effective Time and listed on Schedule 2.6(a)(i), which is subject to adjustment as a result of changes in the ordinary course of business of the Banking Centers (the "Employees"), provided that nothing contained herein shall obligate Purchaser to continue to employ any Employee for any specific period of time after the Effective Time.

(i)

Each Employee will be offered employment with the Purchaser at their respective current positions, location and comparable compensation and benefit levels.

(ii)

Each Employee who immediately becomes an employee of Purchaser shall be eligible to participate in (i) the retirement plans and programs available to employees of Purchaser and (ii) the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of Purchaser, subject in each case to the terms of such plans and programs. Service with Seller (as reflected on the Records of Seller) shall be deemed to be service with Purchaser for the purpose of determining eligibility to participate in and vesting (but not benefit accrual) under such plans and programs, as well as for purposes of Purchaser's vacation and sick leave policies. Purchaser shall provide Employees with full credit for copayment, deductible amounts and out-of-pocket maximum under any employee benefit plan and program of Purchaser paid by the Employees prior to the Effective Time and shall not apply any pre-existing condition, waiting period or other similar limitations to the Employees, except to the extent that any of the same is applicable to employees of the Purchaser.

(iii)

Each Employee who immediately becomes an employee of Purchaser and is terminated by Purchaser within one year after the Effective Time shall be entitled to severance benefits from Purchaser in accordance with the employee severance guidelines of Seller, attached as Schedule 2.6(a)(iii) ("Assumed Severance Obligations"). An Employee's service with Seller (as reflected on the Records of Seller) shall be deemed to be service with Purchaser for purposes of determining the amount of such severance benefits. Notwithstanding anything to the contrary herein, "Assumed Severance Obligations" shall not include any obligation of Seller for the payment, accrual or administration of benefits under any pension, profit-sharing, thrift, bonus or other employee benefit plan of Seller.

(b)

After the execution of this Agreement, Seller will continue its normal employment practices in staffing the Banking Centers (including hiring employees to fill any vacancies such as the current opening in the Banking Center Manager position); provided, however, that Seller will consult with Purchaser with respect to filling of any branch manager or lending officer position prior to Closing, giving due consideration to Purchaser’s employment criteria for such positions and its anticipated needs following the Effective Time. Seller makes no representations or warranties about whether any of the Employees who become employees of Purchaser will remain employed at the Banking Centers after the Effective Time. Seller will use its commercially reasonable efforts to:

(i)

maintain the Employees as employees of Seller at the Banking Centers until the Effective Time;

(ii)

not discourage any Employee from accepting an offer of employment with Purchaser; and

(iii)

not recruit Employees for alternate positions with Seller, provided that, notwithstanding the foregoing, Seller may transfer or reassign an Employee who applies for any available position with Seller or an affiliate of Seller which is publicly advertised or of which Seller provides notice to its employees with qualifications similar to those of such Employee.

(c)

Seller shall affirmatively advise the Employees that their current positions with Seller will terminate as of the Effective Time and that Purchaser intends to offer employment to Employees as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Seller in its sole and absolute discretion.

(d)

After the execution of this Agreement and subject to any legal restrictions, Seller shall permit Purchaser, at reasonable times and upon reasonable notice, to meet with Employees for training and other purposes which are consistent with the purposes of this Agreement.

Section 2.7. Records and Data Processing, etc.

(a)

As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and Records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce any such files, documents or other Records, as may be reasonably necessary for purposes of preparation of required Records and reports (including regulatory and tax reports and returns) and as may be required in connection with any third party litigation.

(b)

As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or Records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

(c)

For a period of 90 days after the Effective Time the party providing copies of Records, shall do so without charge; thereafter it may charge its customary rate for such copies.

(d)

It is understood that certain of Seller's Records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies or other nonoriginal and non-paper media.

Section 2.8. Security.

As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

Section 2.9. Taxes and Fees; Proration of Certain Expenses.

Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Centers before the Effective Time, and Seller shall not be responsible for any income tax liabilities of Purchaser arising from the business or operations of the Banking Centers after the Effective Time. Utility payments, telephone charges, real property Taxes, personal property Taxes, rent, salaries and benefits, safe deposit fees, deposit insurance premiums or assessments, maintenance items, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent that (i) any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller; provided, however, that no adjustment shall be made with respect to Seller’s prepayment of any deposit insurance premiums relating to the Deposit Liabilities; and (ii) any such items will be payable by Purchaser in arrears after the Effective Time, there shall be a proportionate monetary adjustment in favor of Purchaser. Subject to the foregoing proration, Purchaser shall be responsible for the payment of any non-delinquent assessments. Seller and Purchaser shall each be responsible for their own costs with respect to the preparation and filing of any Tax Returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final Purchase Price.

Article III

CLOSING AND EFFECTIVE TIME

Section 3.1. Effective Time.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the executive offices of Seller in Berlin, New Hampshire at 10:00 a.m., Eastern Time, on a mutually agreeable date which is a Friday within 30 calendar days after the conditions set forth in Articles VIII and IX shall have been satisfied, provided that the Closing shall occur no later than the time set forth in Section 10.1(a), unless otherwise mutually agreed upon by the parties. The effective time of the transactions contemplated by this Agreement (the "Effective Time") shall be close of business, Eastern Time, on the day on which the Closing occurs (the "Closing Date").

Section 3.2. Closing.

(a)

All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)

At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute and/or deliver to Purchaser:

(1)

a quitclaim deed with covenant for each of the Owned Real Properties in substantially the form of Exhibit 3.2(b)(1), pursuant to which good and marketable title to the Owned Real Properties shall be transferred by Seller to Purchaser with quitclaim covenants;

(2)

a Bill of Sale and Assignment, in substantially the form attached hereto as Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Transferred Assets;

(3)

(i) an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 3.2(b)(3)(i) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Assumed Liabilities; (ii) original promissory notes and credit agreements duly endorsed thereon for transfer to Purchaser or an executed allonge affixed thereto and (iii), if requested by Purchaser, an individual Notice of Assignment as to any designated commercial loan, substantially in the form attached hereto as Exhibit 3.2(b)(3)(ii);

(4)

written Consent and Estoppel of the lessor of the Banking Center Lease and a Lease Assignment and Assumption Agreement (the "Lease Assignment and Assumption Agreement"), in substantially the form set forth in Exhibits 3.2(b)(4)(i) and 3.2(b)(4)(ii), respectively, pursuant to which the Banking Center Lease shall be assigned by Seller to Purchaser; in addition, if the lessor has mortgaged the real property of which the leased premises forms a part and such mortgagee has not previously executed a nondisturbance agreement, Seller shall also use commercially reasonable efforts to deliver to Purchaser the consent of such mortgagee in connection with the assignment of the Banking Center Lease, and a nondisturbance agreement, on such mortgagee’s customary form, executed by such mortgagee in favor of Purchaser (“Nondisturbance Agreement”);

(5)

Seller's keys to the safe deposit boxes and Seller's Records related to the safe deposit box business at the Banking Centers;

(6)

Seller's files and Records related to the Deposit Related Loans and Other Loans;

(7)

Seller's Records related to the Deposit Liabilities assumed by Purchaser;

(8)

the Coins and Currency, together with the Schedule of Cash;

(9)

immediately available funds in the net amount shown as owing to Purchaser by Seller on the Initial Closing Statement, if any;

(10)

such of the other Transferred Assets to be purchased as shall be capable of physical delivery;

(11)

a certificate of a proper officer of Seller, dated as of the Closing Date, in the form of Exhibit 3.2(b)(11), certifying to the fulfillment of the conditions to the obligation of Purchaser contained in Sections 8.1 and 8.2;

(12)

a secretary's certificate from Seller certifying as to copies of (i) the articles of incorporation and bylaws of Seller and (ii) a resolution of the Board of Directors of Seller approving the Agreement and the transactions contemplated hereby;

(13)

the Initial Closing Statement;

(14)

Seller's resignation as trustee or custodian, as applicable, with respect to each IRA account included in the Deposit Liabilities and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 7.9;

(15)

such certificates and other documents as Purchaser and its counsel may reasonably require to evidence receipt by Seller of all necessary Regulatory Approvals for the consummation by Seller of the transactions provided for in this Agreement;

(16)

such other bills of sale, assignments and other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser good and marketable title to the Transferred Assets;

(17)

listings of the Deposit Liabilities as of the close of business on the fifth business day prior to the Closing Date (or such other date as the parties may mutually agree upon) in a paper format or utilizing such other method of information transfer as the parties may mutually agree, which deposit listings shall include account number, outstanding principal balance, interest rate, accrued interest, and other pertinent information reasonably requested by Purchaser;

(18)

a listing, updated as of the close of business on the fifth business day prior to the Closing Date (or such other date as the parties may mutually agree upon) in a paper format or utilizing such other method of information transfer as the parties may mutually agree upon, of (i) the Loans, including account number, outstanding principal balance, interest rate, date paid through, accrued interest, late fees and other pertinent information and shall be accompanied by the loan assignment instruments referred to in Section 2.4(a); and (ii) the Commitments, including all material terms thereof, including principal amount, interest rate and collateral.

(19)

Records relating to the Transferred Assets and Assumed Liabilities as are capable of being delivered to Purchaser (it being understood that after the Closing Date, Seller shall provide Purchaser with reasonable access to any such Records which are not capable of being transferred to Purchaser at the Closing and will thereafter promptly transfer such Records to Purchaser);

(20)

an Irrevocable Limited Power of Attorney, substantially in the form of Exhibit 3.2(b)(20) hereto, appointing designated officers of Purchaser as Seller's agent to effectuate fully the assignment of the Loans (including the assignment and filing and recording of mortgages and security interests in all collateral therefor);

(21)

a Notice of Lease with respect to the Leased Real Property in a form to be mutually agreed upon by the parties;

(22)

state, county and, if applicable, municipal transfer tax declarations; and

(23)

such other documents as Purchaser reasonably determines are necessary to consummate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

It is understood that the items listed in subsections (b)(5) and (b)(8) shall be transferred after the Banking Centers have closed for business on the Closing Date.

(c)

At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Seller:

(1)

the Assignment and Assumption Agreement;

(2)

the Lease Assignment and Assumption Agreement;

(3)

a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets;

(4)

immediately available funds in the net amount shown as owing Purchaser on the Initial Closing Statement; if any;

(5)

a certificate of a proper officer of Purchaser, dated as of the Closing Date, in the form of Exhibit 3.2(c)(5), certifying to the fulfillment of the conditions to the obligation of Seller contained in Sections 9.1 and 9.2;

(6)

a secretary's certificate certifying as to copies of (i) the articles of incorporation and bylaws of Purchaser and (ii) a resolution of the Board of Directors of Purchaser approving the Agreement and the transactions contemplated hereby;

(7)

Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA accounts included in the Deposit Liabilities and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 7.8;

(8)

the Initial Closing Statement; and

(9)

such certificates and other documents as Seller and its counsel may reasonably require (i) to evidence the receipt by Purchaser of all necessary Regulatory Approvals for the consummation by Purchaser of the transactions provided for in this Agreement and (ii) to effect the transactions provided for in this Agreement.

(d)

All instruments, agreements and certificates described in this Section 3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 3.3. Post-Closing Adjustments.

(a)

Not later than 10 business days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the Deposit Liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet") together with a copy of Seller's calculation of the adjusted Purchase Price and amounts payable pursuant to Section 2.2(b), as reflected in a final closing statement (the "Final Closing Statement"), which in Seller’s discretion may be combined into a single document, and updated Schedules as of the Effective Time of the Deposit Liabilities and Loans in a format mutually agreed upon by the parties. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet and the Final Closing Statement. Within 5 business days following the Post-Closing Balance Sheet Delivery Date, Seller or Purchaser, as the case may be, shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price as reflected in the Final Closing Statement, together with interest thereon computed from the Effective Time to the Post-Closing Balance Sheet Delivery-Date at the Agreed Upon Federal Rate (as hereinafter defined).

(b)

In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Post-Closing Balance Sheet Delivery Date, each party shall pay to the other on such Post-Closing Balance Sheet Delivery Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the Agreed Upon Federal Rate. The "Agreed Upon Federal Rate" shall mean the greater of (i) the interest rate paid by the Federal Reserve Bank for balances maintained with it or (ii) the Federal Funds Rate. The "Federal Funds Rate" shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of The Wall Street Journal adjusted as such mean, may increase or decrease during the period between the Effective Time and the date paid.

Article IV

INDEMNIFICATION

Section 4.1. Seller's Indemnification of Purchaser.

Subject to any limitations in this Article IV or otherwise contained in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser and its affiliates from and against all damages, claims, losses, liabilities, demands, obligations and expenses, including reasonable attorneys' fees and expenses, arising out of (i) any breach by Seller of any agreement, covenant, representation or warranty contained herein, (ii) act or omission of Seller prior to the Effective Time with respect to any Transferred Asset or Assumed Liability, whether or not asserted or the subject of any action, suit or proceeding commenced prior to the Effective Time or otherwise relating to Seller's operations at the Banking Centers, and (iii) all real estate Taxes, intangibles and franchise Taxes, sales and use Taxes, social security and unemployment Taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded after the Effective Time.

Section 4.2. Purchaser's Indemnification of Seller.

Subject to any limitations in this Article IV or otherwise contained in this Agreement, Purchaser shall indemnify, hold harmless and defend Seller and its affiliates from and against all claims, losses, liabilities, demands and obligations, including, without limitation, reasonable attorney's fees and expenses arising out of any breach by Purchaser of any agreement, covenant, representation or warranty contained herein.

Section 4.3. Claims for Indemnity.

(a)

Except as otherwise provided in this Article IV, a claim for indemnity under Sections 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to (i) two years after the Effective Time in the case of a breach of representations and warranties contained in Section 5.12 (Environmental Laws), and (ii) as to all other claims, eighteen months after the Effective Time, in each case, by the giving of written notice thereof to the other party. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

(b)

Promptly after receipt by either party of notice of the assertion of any claim or the commencement of any action, suit or proceeding with respect to which a claim for indemnification will be made under this Agreement, such party (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor"), and will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, it shall have been materially prejudiced thereby. In case any such action, suit or proceeding, is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in, any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless (i) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding; and (ii) proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 4.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor.

Section 4.4. Limitations on Indemnification.

Notwithstanding anything to the contrary contained in this Article IV, (i) no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $35,000; and (ii) the Indemnitor's obligation to indemnify shall be limited to claims amounting to $500,000, individually or in the aggregate. Once such aggregate amount exceeds $35,000, such party shall thereupon be entitled to indemnification for all amounts relating back to the first dollar.

Section 4.5. Breach of Representation Relating to Loans.

In the event Seller has breached a representation or warranty (determined without regard to any materiality or Knowledge qualifications contained in or otherwise applicable to any such representation or warranty) in respect of any Loan or Commitment and such breach is discovered prior to the Closing Date or within the sixty (60) calendar day period following the Closing Date, the Purchaser may exclude in its sole discretion from the Loans to be purchased any such Loan and from the Commitments to be assumed any such Commitment prior to the Closing Date, or put back to Seller any such Loan or Commitment on or before the 90th day subsequent to the Closing Date. For any Loan put back to Seller, Seller shall pay to the Purchaser the value attributed to such Loan as of the Closing Date plus any interest accrued since the Closing Date minus any principal and/or interest payments received by the Purchaser with respect to such Other Loan after the Closing Date. The value of a Commitment that is put back to Seller shall be zero, but Seller shall be required to re-assume such Commitment. Breaches of representations and warranties for Loans and Commitments discovered after the 90th calendar day following the Closing Date will be subject to the provisions of Sections 4.1 through 4.4 above.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 5.1. Corporate Organization.

Seller is an "'insured depository institution", as defined in Section 3(c)(2) of the Federal Deposit Insurance Act, as amended (the "FDIA"), duly organized and validly existing under the laws of the State of New Hampshire.

Section 5.2. Authority.

Seller has the power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been, or prior to the Closing will be, duly authorized and approved by the Board of Directors of Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as an enforcement may be limited by federal and state regulators of Seller or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver or rights or remedies.

Section 5.3. Non-Contravention.

The execution and delivery of this Agreement by Seller do not and, subject to the receipt of all required Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order governmental permit or license, agreement, indenture or instrument of Seller or to which Seller is subject, which breach, violation or default would have a material and adverse effect on Seller or the business or properties of the Banking Centers, or (ii) a breach or violation of or a default under the articles of incorporation or bylaws of Seller or any material contract or other instrument to which Seller is a party or by which Seller is bound. Except for the Regulatory Approvals and the consent of the landlord and the landlord’s mortgagee to the assignment of the Banking Center Lease, Seller is not required to give any notice to, make any filing with, or obtain any authorization or consent of any kind of any third party, including the sole shareholder of Seller, in order to execute and deliver this Agreement or consummate the transactions contemplated hereby, including the sale, transfer, and assignment of the Transferred Assets and the Assumed Liabilities.

Section 5.4. Compliance with Law.

Seller has all licenses, franchises, permits and other Governmental Authorizations that are legally required to enable it to conduct its business at the Banking Centers as presently conducted in all material respects. Seller and the Banking Centers are in compliance in all material respects with all Applicable Laws (a) that regulate or govern the ownership and operation of the Banking Centers or the business of banking, including those laws and regulations relating to the investment of funds, the taking of deposits, including the Deposit Liabilities, the lending of money, including the Loans, the calculation and collection of interest, the extension of credit and the location and operation of banking facilities or (b) that otherwise apply to the business or assets of the Banking Centers or the assets owned, used, occupied or managed by the Banking Centers.

Section 5.5. Regulatory Matters.

Seller is not aware of any regulatory matter and is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding, formal proceeding, investigation or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other Governmental Entity having supervisory or regulatory authority with respect to Seller which could have a material adverse effect on the operation of the Banking Centers after the Closing Date or which could delay the receipt of Regulatory Approvals for the transaction.

Section 5.6. Legal Proceedings.

There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Seller's knowledge, threatened against or affecting Seller which would be reasonably likely, to have a material adverse effect on the Seller, Banking Centers, Transferred Assets, Deposit Liabilities or consummation of the transactions contemplated hereby.

Section 5.7. No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation, or intervention  by any other person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission.

Section 5.8. Personal Property.

Seller has good title to the Personal Property, and will convey to Purchaser at the Closing, good title to all of the Personal Property free and clear of any mortgages, liens, security interests or pledges, except for statutory and other similar liens which are not yet due and payable and which do not materially affect the value of the Personal Property subject thereto or the usefulness of the same to the business of the Banking Centers. All Personal Property listed on Schedule 2.1(a)(3) is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business.

Section 5.9. Undisclosed Liabilities.

The Banking Centers have no liabilities except for (i) liabilities reflected or reserved against in Seller's Records previously disclosed to Purchaser and (ii) subsequent liabilities and commitments that have arisen, or been incurred, in the ordinary course of business at the Banking Centers.

Section 5.10. Real Property.

(a)

Seller has good and marketable title to each parcel of the Owned Real Property free and clear of any Lien except for Permitted Liens. With respect to the Leased Real Property, Seller has a good and valid leasehold interest in such Leased Real Property on and subject to the terms of the Banking Center Lease, it being understood that Seller makes no representations or warranties about matters affecting the respective landlords’ fee title to the Leased Real Property. There are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of any of the Real Property. There does not exist with respect to Seller’s obligations under the Banking Center Lease, or, to Seller’s Knowledge, with respect to the obligations of the landlord thereunder, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the landlord under such Lease. Seller is not in arrears on any rent or other charges payable by Seller under the Banking Center Lease. To Seller’s Knowledge, Schedule 5.10(a) contains a floor plan and sketch accurately depicting the location of the Leased Real Property, including the interior office space, the Main Street side walk-up ATM, the exterior rear canopied area and three drive-thru banking lanes and the 13 parking spaces allocated to Seller as tenant.

(b)

To Seller's Knowledge, there are no condemnation proceedings pending or threatened in writing against any of the Real Property.

(c)

To Seller's Knowledge, the Real Property is not subject to any claim, demand, suit, proceeding or litigation of any kind, whether pending or threatened, which would affect or limit Purchaser's use and enjoyment of the Real Property. Without limiting the generality of the foregoing, Seller has not received any written notice of any violation of zoning laws, building or fire codes or other statutes, ordinances, or regulations or of restrictive covenants relating to the use or operation of the Real Property which has not been corrected and, if required, accepted in writing by the applicable Governmental Entity.

(d)

There are no unpaid assessments in connection with the Real Property.

(e)

To Seller's Knowledge, (i) there are no material structural deficiencies in any buildings located upon the Owned Real Property; and (ii) no building or other improvement located on the Real Property is dependent for its access, operation or utility in the business of Seller as currently operated on any land, building or other improvement not included in the Real Property; and (iii) all water, sewer, gas, electric, telephone, cable, drainage and other utility equipment, facilities and services required for the use, operation and maintenance of the Real Property are adequate for the current operation of the Real Property. Seller has not received written notice that the use of the Real Property violates any zoning laws, building or fire codes or other instrument of record affecting the Real Property.

(f)

Seller has delivered to Purchaser a copy of all contracts regarding the Real Property, including the Banking Center Lease.

(g)

Seller has delivered to Purchaser copies of all licenses, franchises, permits and other authorizations (including certificates of occupancy, if applicable) that are material to the current use, occupancy, and operation of the Real Property and that are in Seller’s possession;

(h)

With respect to the Real Property, Seller has not received any written notice (which remains outstanding) from a Governmental Entity or other party alleging the existence of a defect or deficiency with respect to the roofs thereon, and any mechanical system (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems) therein; and

(i)

There has been no casualty damage affecting all or any material portion of the owned Real Property or the leased Real Property which has not been restored except for any damage for which either adequate insurance proceeds will be transferred to Purchaser at Closing, with Seller being responsible for deductibles or, in the case of the leased Real Property, the landlord under the Lease is responsible to restore under the terms of such Lease and which damage has been disclosed to Purchaser.

Section 5.11. Employee Matters.

(a)

Schedule 2.6(a)(i) lists the names of all employees of Seller working at the Banking Centers (the “Employees”) as of the date hereof and states for each such individual his or her title or position, exempt or non-exempt status (for purposes of the Fair Labor Standards Act), active or inactive status (and, if inactive, the reason therefor and the expected return date), current annual salary or wage rate, hire date and period of service and whether such Employee is a part-time or full-time employee.

(b)

No Employee located at the Banking Centers is a party to any collective bargaining, employment, severance, termination or change of control agreement or represented by a labor organization of any type other than Seller's established terms of employment and severance policies. Seller is unaware of any efforts during the past three years to unionize or organize the employees of the Banking Centers. Except as set forth on Schedule 5.11(b), there are no employment contracts, agreements or arrangements, including any confidentiality, noncompetition, or proprietary rights agreement, between any Employee and Seller, or to Seller’s Knowledge, between any such Employee and any third party. There are no suits, claims, grievances, or causes of action pending, or, to Seller’s Knowledge, threatened, against Seller (whether in court or before an administrative agency) arising out of or related to Seller’s employment, employment status or classification, termination of employment, or consideration for employment of any of the Employees. In relation to the Banking Centers, Seller and its affiliates have complied in all material respects with all laws (including reporting and disclosure requirements) relating to the employment of labor, including provisions relating to wages, hours, bonuses, commissions, overtime pay, holiday pay, sick pay, vacation pay, collective bargaining, occupational safety, equal employment, fair employment practices, discrimination, plant closings and mass layoffs, immigration, legal qualification of employment status, classification of Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and comparable state and local wage and hour laws, and the payment of social security or other Taxes, and worker’s compensation or other insurance premiums, and Seller has not received any notice alleging that it has failed to comply in any respect with such laws.

(c)

There are no liens, claims, liabilities, breaches, violations or defaults under any employee compensatory plan, contract, program, or arrangement in respect of any Employee, whether or not subject to ERISA, sponsored, maintained or contributed to by Seller or any of its affiliates that would subject any of the Transferred Assets, the Purchaser, or any of the Purchaser’s employee benefit plans to any tax, penalties or other liabilities.

Section 5.12. Environmental Matters.

The Banking Centers, the Transferred Assets and their operations are and at all times during Seller’s ownership or operation have been in material compliance with all Environmental Laws (as defined below). There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation of any nature, seeking to impose on Seller in connection with the Banking Centers or the Transferred Assets any material liability arising under any Environmental Laws pending or, to Seller's Knowledge, threatened; there is no reasonable basis of which Seller has Knowledge for any such proceeding, claim, action, cause of action or governmental investigation; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to any of the Banking Centers or the Transferred Assets. For purposes of this Agreement, "Environmental Laws" means all applicable federal, state and local laws and regulations that relate to pollution, protection of the environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, to Seller’s Knowledge (i) no asbestos, mold or lead-based paint is contained in any of the Owned Real Property and (ii) there are no underground storage tanks located at the Owned Real Property.

Section 5.13. Insurance.

Seller maintains in full force and effect insurance on the Personal Property and the Real Property in such amounts sufficient to cover their replacement cost, and against such risks and losses as are customary and adequate.

Section 5.14. Deposit Liabilities.

(a)

Seller has provided to Purchaser (i) a complete copy of all forms of account agreements and disclosures currently in use by Seller with respect to the Deposit Liabilities; and (ii) a true and accurate data file of all deposits (including IRA Accounts), and related information, which are at the Banking Centers, as of December 31, 2010, which data shall be updated at and as of a date first, 5 business days prior to the Closing Date and, second, as of the Effective Time.

(b)

The Deposit Liabilities are insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all assessments and opt-in fees and has filed all reports required to be paid or filed by it to or with the FDIC concerning the Deposit Liabilities.

(c)

The Deposit Liabilities were solicited and currently exist in material compliance with all applicable requirements of federal and state laws and regulations promulgated thereunder (for purposes of this clause, a Deposit Liability would not be in material compliance if, among other things, the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit Liability).

(d)

Seller has the right to transfer or assign each of the Deposit Liabilities to Purchaser.

(e)

Each of the agreements relating to the Deposit Liabilities is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(f)

Except as set forth on Schedule 5.14(f), to the best of Seller’s Knowledge, all agreements relating to the Deposit Liabilities other than certificates of deposit legally permit Purchaser to unilaterally terminate or modify such agreements within 30 days after the Closing Date without the consent of the depositor or depositors and without penalty, subject to Applicable Law, delivery of any notice as may be required by Applicable Law or as may be specified in such agreements and any applicable provisions in such agreements.

(g)

The only assets held in and permitted under any IRA account included in the Deposit Liabilities consist of deposit accounts of Seller. Seller has administered such IRA accounts in compliance with the terms of the agreements governing such accounts and with Applicable Laws.

Section 5.15. Loans and Commitments.

(a)

Seller has provided to Purchaser a true and accurate data file of all Loans, including the outstanding principal balance, date paid through, and the amount of accrued and unpaid interest and late fees on each such Loan, prepared as of a date within ten days prior to the date of this Agreement, which data shall be updated at and as of the Closing Date, and, in each case as updated, shall be true and accurate in all material aspects as of such date.

(b)

Each Loan included in the Transferred Assets was made or acquired by Seller in the ordinary course of business. Except as set forth on Schedule 5.15(b), none of the loans of the Banking Centers (including the Loans) consist of loans between Seller, on the one hand, and any employee or Affiliate of Seller or any of Seller’s Affiliates.

(c)

None of the Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

(d)

To Seller’s Knowledge, there are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that the term “facts” shall not include judgments or opinions of such officers or employees which were in good faith or information which is reflective of information supplied by the borrower or other third parties.

(e)

With respect to each Loan:

(i)

Such Loan was solicited, originated, administered, serviced and currently exists in material compliance with all applicable requirements of federal and state laws and regulations promulgated thereunder, including, as applicable, any written United States Small Business Administration or United States Department of Agriculture service guidelines, (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the collectibility of the Loan or subjects the lender to any penalty or liability);

(ii)

Each note, agreement or other instrument evidencing a Loan and any related security agreement and other document securing, governing or otherwise relating to such Loan (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally, and all actions necessary to perfect any related security interest in favor of Seller have been duly taken;

(iii)

Such Loan to the extent secured or purported to be secured by a first priority lien in favor of Seller, is secured by a valid and enforceable, and duly perfected, first priority lien in favor of Seller in the collateral therefor, which lien is assignable;

(iv)

There has been no material modification, amendment or supplement to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file made available to Purchaser in respect of such Loan;

(v)

Such Loan is accruing interest in accordance with its terms;

(vi)

Such Loan is not pledged to a third party or otherwise encumbered, and no other party has filed a UCC financing statement in connection therewith;

(vii)

Seller is in possession of all (A) original notes or lost note affidavits, or (B) mortgages or certified copies of such mortgages and financing statements (or other lien filing documents), provided that such mortgages and financing statements (or other lien filing documents) have been returned by the local recording office;

(viii)

To Seller’s Knowledge, there is no valid claim or valid defense (including the defense of usury) by any borrower to the enforcement of such Loan or a valid right of setoff or rescission;

(ix)

No claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect to any Loan by the applicable borrower(s) under such Loan or, to Seller’s Knowledge, by any other person;

(x)

To Seller’s Knowledge, Seller has not taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Purchaser (including, without limitation, any right not to repay any such obligation or any part thereof);

(xi)

Such Loan was made in accordance with applicable law and Seller’s or Seller’s predecessor’s standard underwriting and documentation guidelines as in effect at the time of its origination, and has been serviced and administered in accordance with applicable law;

(xii)

Seller may transfer or assign such Loan to Purchaser without the approval or consent of any obligor thereunder and without creating any breach of any agreement pursuant to which another party has purchased a participating interest in the Loan;

(xiii)

Such Loan is not as of the date hereof, or is or has not been during the period beginning on the date hereof and ending on and as of the Closing Date, 30 calendar days or more delinquent (without giving effect to any grace period, waiver, forbearance, reservation of rights, extension, modification or amendment);

(xiv)

To Seller’s Knowledge, neither the borrower nor any guarantor of the Loan is in bankruptcy and, , there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectibility, the value or the marketability of such Loan;

(xv)

No notice of default has been given or received by Seller with respect to any Loan and Seller has not received any notice of any violation of law with respect to any Loan or any collateral for any Loan;

(xvi)

There is no pending, or to Seller’s Knowledge, threatened, litigation or claims which may affect in any way the title or interest of the Seller or the borrower in and to such Loan, the collateral for such Loan and the promissory note or the mortgage or deed of trust;

(xvii)

To Seller’s Knowledge, there are no threatened or pending foreclosures, total or partial condemnation) or repossession proceedings or insurance claims with respect to such Loan or the collateral for such Loan; and

(xviii)

Seller has not directed, controlled or overseen the management of environmental matters of any borrower under a Loan, or with respect to any real estate in which the Seller in connection with the Banking Centers holds or has held a security interest and which constitutes a Loan, so as to cause the Seller to be ineligible for the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous protection for secured lenders under applicable Environmental Laws.

(f)

Schedule 5.15(f) contains a listing of all loan Commitments outstanding to the customers of the Banking Centers which Purchaser has agreed to assume as of the Effective Time. Seller has furnished a copy of the writing evidencing each such Commitment, and Seller has not orally modified or supplemented any of the terms of any such Commitment.

Section 5.16. Books and Records.

The Records of the Banking Centers have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been timely and properly recorded in such Records.

Section 5.17. Tax Matters.

(a)

With respect to all interest bearing accounts assigned to Purchaser, the Records of Seller transferred to Purchaser contain or will contain all information and documents (including without limitation properly completed Forms W 9) necessary to comply with all information reporting and tax withholding requirements under federal and state laws, rules and regulations, and such Records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code.

(b)

All Tax Returns required to be filed on or before the Closing Date by Seller or its affiliates with respect to any Taxes payable in respect of the Transferred Assets or Assumed Liabilities or related to the Banking Centers have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and any inaccuracy in such Tax Returns will not have a material effect on the Transferred Assets or Assumed Liabilities. All Taxes owed by Seller or its affiliates with respect to the Transferred Assets or Assumed Liabilities or related to the Banking Centers have been or will be paid. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to Seller’s Knowledge, threatened by any taxing authority with respect to the Transferred Assets or Assumed Liabilities or related to the Banking Centers; and no audit or investigation of any Tax Return of Seller or its affiliates with respect to the Transferred Assets or Assumed Liabilities or related to the Banking Centers is currently underway, or to Seller’s Knowledge, threatened.

(c)

As used in this Agreement, the term “Taxes” shall mean all Taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 5.18. Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement, Seller makes no representation or warranty whatsoever with regard to any asset being transferred to Seller or any liability or obligation being assumed by Purchaser or as to any other matter or thing. Without limiting the foregoing, except as may be otherwise specifically set forth in this Agreement, the Real Property and the Personal Property to be purchased by Purchaser hereunder are sold as is, where is and with all faults, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 6.1. Corporate Organization.

Purchaser is an "insured depository institution", as defined in Section 3(c)(2) of the FDIA, duly organized and validly existing under the laws of the State of Vermont.

Section 6.2. Authority.

Purchaser has the power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been, or prior to the Closing will be, duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as an enforcement may be limited by federal and state regulators of Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver or rights or remedies.

Section 6.3. Non-Contravention.

The execution and delivery of this Agreement by Purchaser do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order governmental permit or license, agreement, indenture or instrument of Purchaser or to which Purchaser is subject, which breach, violation or default would have a material and adverse effect on Purchaser or the business or properties of the Banking Centers, or (ii) a breach or violation of or a default under the articles of incorporation or bylaws of Purchaser or any material contract or other instrument to which Purchaser is a party or by which Purchaser is bound. Except for the Regulatory Approvals, Purchaser is not required to give any notice to, make any filing with, or obtain any authorization or consent of any kind of any third party, including the sole shareholder of Purchaser, in order to execute and deliver this Agreement or consummate the transactions contemplated hereby, including the purchase and assumption of the Transferred Assets and the Assumed Liabilities.

Section 6.4. Legal Proceedings.

There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Purchaser's knowledge, threatened against or affecting Purchaser which would be reasonably likely to have a material adverse effect on the Purchaser or consummation of the transactions contemplated hereby.

Section 6.5. No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission finder's fee or like commission.

Section 6.6. Regulatory Matters.

(a)

As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis, Purchaser will (i) remain "well capitalized", as defined in Section 38(b)(1)(A) of the FDIA and the regulations of the applicable federal banking agency thereunder and (ii) meet all capital requirements, standards and ratios required by each federal or state bank regulator with jurisdiction over Purchaser.

(b)

Purchaser was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.

(c)

As of the date hereof, Purchaser is not aware of any regulatory matter and is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding, formal proceeding, investigation or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other Governmental Entity having supervisory or regulatory authority with respect to Purchaser which could delay the receipt of Regulatory Approvals for the transaction.

Section 6.7. Financing.

Purchaser's ability to consummate the transactions contemplated hereby is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter, other than the receipt of any required Regulatory Approval.

ARTICLE VII

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 7.1. Access to Banking Centers and Information.

From and after the date of this Agreement through the Closing Date, Seller shall give Purchaser reasonable access, in a manner that will avoid disruption or interference with Seller’s normal business operations, to the Banking Centers and the Real Property, and shall disclose and make available to Purchaser all books, documents, papers and other Records and equipment relating to the Banking Centers, their assets, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, material contracts and agreements, filings with any Governmental Entities, litigation files, data conversion information contemplated by Section 7.5 and any other business activities or prospects in which Purchaser may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Seller will notify Purchaser of any changes made prior to the Effective Time to Seller's forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, IRA custodian agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Banking Centers in connection with the Deposit Liabilities. Purchaser will hold any such information that is nonpublic in confidence in accordance with the provisions of Section 11.5.

Section 7.2. Regulatory Approvals.

Purchaser and Seller shall cooperate with each other and use their commercially reasonable efforts to prepare and file within 5 days after the date hereof all necessary applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all federal and state regulatory authorities or instrumentalities which are advisable to consummate the transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"). It is understood and agreed that Purchaser, as the applicant, shall have primary responsibility for the preparation and prosecution of all applications for the Regulatory Approvals. Purchaser agrees to promptly advise Seller or Seller's counsel of the status of the applications and of actions which may be necessary or desirable in order to obtain the Regulatory Approvals. Purchaser and Seller shall have the right to review in advance, and will consult with the other on, all information which appears in any filing made with or written materials submitted to any regulatory authority or instrumentality or third party in connection with the transactions contemplated by this Agreement.

Section 7.3. Conduct of Business.

(a)

From the date hereof until the Effective Time, Seller shall:

(i)

carry on, or cause to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers, provided, however, that Seller need not in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Centers;

(ii)

cooperate with and assist Purchaser in ensuring the orderly transition of the business of the Banking Centers to Purchaser from Seller;

(iii)

maintain the Personal Property in its current condition, ordinary wear and tear excepted; and

(iv)

maintain in full force and effect through the Closing Date Seller’s present insurance coverage as it relates to the Transferred Assets.

(b)

From the date hereof until the Effective Time, Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i)

(A) increase the rate of compensation of any of the Banking Centers’ officers or employees, except for increases granted in the ordinary course of business in accordance with Seller’s current salary administration program, (B) offer employment to any individual for an annual base salary of $30,000 or more or (C) move any employees from the Banking Centers to other locations or branches of Seller;

(ii)

authorize or make any capital expenditure(s), including any expenditures with respect to personal property or real property, which, individually or in the aggregate, exceeds $10,000 for any single Banking Center;

(iii)

as to any of the loan categories listed on Schedule 7.3(b)(iii), (A) extend any new, or renew any existing, loan or commitment, credit, lease, or other type of financing or renew any such financing, or (B) purchase any participation interest in any such loan; as to any such loan, advance or commitment, Purchaser shall have five Business Days after receiving notice thereof and copies of all credit documentation that Seller has in its possession to advise Seller if it declines to purchase such loan or assume such commitment, and any such loan or commitment so declined shall be excluded from the Transferred Assets and Assumed Liabilities;

(iv)

make any material change to (A) the interest rates or price or rates of fees, (B) the policies or programs or (C) the period of time applicable to any promotional period, in each case as in existence on the date of this Agreement with respect to the loans or deposits of, or offered by, the Banking Centers other than in the ordinary course of business and as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Banking Centers;

(v)

unless previously scheduled prior to the date of the public announcement of this transaction, authorize or allow Employees at the level of branch manager or above to take vacation or other voluntary leaves of absence during the five Business Day period preceding and the ten business day period following, the Closing Date, other than any leave of absence that is required to be granted pursuant to the Family Medical Leave Act or other applicable law or that is granted based on an Employee’s inability to work for medical reasons;

(vi)

deliver or distribute, in writing or electronically, to any customer of Seller, any notice, letter or other correspondence that is related to the proposed sale of the Banking Centers or matters of transition related thereto, including the status of such customer’s accounts or loans with Seller;

(vii)

make any material changes to the terms and conditions governing the Deposit Liability accounts, other than as required by applicable law, rule or regulation or create or enter into any new Overdraft Lines with respect to any such account having a maximum credit availability of more than $5,000;

(viii)

amend, modify or supplement any of the terms of any Loan that is a commercial loan in the amount of $25,000 or more;

(ix)

as to any of the loan categories listed on Schedule 7.3(b)(iii), except as required by law or the terms of the documents governing any Loan, (A) release any collateral or any party from any liability on or with respect to such Loan, (B) compromise or settle any material claims of any kind or character with respect to such Loan or (C) amend or waive any of the material rights or other terms of such Loan as set forth in the Loan documents;

(x)

sell, transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, any of the assets or deposits of the Banking Centers, except in the ordinary course of business consistent with past practice;

(xi)

open any new deposit account assigned to any of the Banking Centers which has a mobile banking feature;

(xii)

open or accept any CDARs account or brokered deposit assigned to any of the Banking Centers; or

(xiii)

directly or indirectly agree or commit to take any of the foregoing actions.

Section 7.4. Corporate and Other Consents.

Each party shall use its commercially reasonable efforts to secure all corporate and other non-regulatory Consents which are necessary or advisable for it to consummate the transactions contemplated hereby.

Section 7.5. Data Processing Services.

Each party hereto agrees to provide to the other data processing and transfer services as shall be reasonably necessary for the conversion and transfer of information concerning the Deposit Liabilities and the Loans into Purchaser's data processing system. As soon as practicable after execution of this Agreement, each party hereto shall provide to the other mutually acceptable computer file instructions which maintain information on the deposit and loan accounts, together with operational procedures necessary to implement the transfer of the information to Purchaser, including data relating to ancillary delivery channels, such as internet banking, bill pay and debit card. Seller and Purchaser shall each designate an individual to serve as liaison from the date hereof through the Closing Date concerning operational matters. Seller shall continue to provide post-closing-assistance to Purchaser for file and data conversion, as Purchaser may reasonably request.

Section 7.6. Public Announcements.

Seller and Purchaser agree that, from the date hereof, and except as otherwise required by law, neither shall issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without first consulting with the other party hereto upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and agree that prior to the Effective Time no announcements or communications with the Employees shall be made without the prior approval of Seller.

Section 7.7. Tax Reporting.

Except as otherwise required by applicable laws and regulations Purchaser shall comply with all tax reporting obligations in connection with the Transferred Assets, Deposit Liabilities and other liabilities transferred pursuant to this Agreement with respect to the calendar year in which the Closing Date occurs. To the extent that Purchaser is not permitted to make such reports, Seller shall so report with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date and Purchaser shall so report with respect to all periods from the day after the Closing Date. Any amounts required by any governmental entity to be withheld from any of the Deposit Liabilities through the Closing Date shall be withheld by Seller in accordance with applicable laws and regulations and shall be remitted by Seller to the appropriate governmental entity on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable laws and regulations and shall be remitted by Purchaser to the appropriate governmental entity on or prior to the applicable due date. Purchaser and Seller shall, prior to the Closing Date, consult with each other, and Seller shall take such actions as are reasonably necessary, to permit Purchaser time to comply with its obligations pursuant to this Section 7.7.

Section 7.8. Actions With Respect to IRA Deposit Liabilities.

Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA Deposit Liability of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint Purchaser as successor trustee or custodian as of the close of business on the Closing Date, as applicable, of each such IRA, and Purchaser agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor named fiduciary of each such IRA or such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. If, pursuant to the terms of the documentation governing any such IRA or applicable law, Seller is not permitted to name Purchaser as successor trustee or custodian or the IRA grantor objects in writing to such assignment, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, all Deposits Liabilities of Seller held under such IRA shall be excluded from the Deposit Liabilities (such excluded Deposit Liabilities being herein called the "Excluded IRA Deposit Liabilities").

Section 7.9. Change of Name and Excluded Assets.

By the close of business on the later of the first Monday or the first business day following the Closing Date, Seller will have removed, at its own expense and in a manner which does not unreasonably interfere with Purchaser's rights to possess and operate the Banking Centers, all Excluded Assets, including, without limitation, all of its identifying signs (removable parts only) relating to the Banking Centers, which it desires to retain. Excluded Assets that Seller does not desire to retain and which are not removed from the Banking Centers by Seller within five business days after the Closing Date, may be removed by Purchaser and may be disposed of at its expense; provided, however, that Seller shall bear the cost of shipping or transport of any Excluded Assets it desires to retain. By the close of business on the later of the first Monday or of the first business day following the Closing Date, Purchaser shall change to its name the name on all signs and facilities relating to the Banking Centers and, as of the Closing Date, Purchaser shall discontinue the use of Seller's name in connection with the Banking Centers, the Deposit Liabilities and the Transferred Assets on all documents, forms, brochures and papers. Seller shall cooperate with Purchaser in advance of the Closing Date to facilitate Purchaser’s compliance with its obligations in the preceding sentence.

Section 7.10. Real Property.

(a)

Title to Owned Real Property. As of the date hereof, Purchaser acknowledges that it has obtained and reviewed a title insurance commitment with respect to the Owned Real Property and approves the status of such title as of the date hereof.

(b)

Intentionally Deleted.

(c)

Environmental Investigations. Purchaser may conduct its due diligence investigation of the Real Property in accordance with, and subject to the terms and conditions of, a Property Access Agreement between the Purchaser and the Seller dated as of February 18, 2011 (the "Property Access Agreement"). To the extent Purchaser elects to do Phase I Environmental Assessments, such Phase I Environmental Assessments shall be completed within 15 days of the date of this Agreement. If any Phase II Environmental Site Assessment conducted pursuant to the Property Access Agreement confirms the existence of one or more RECs that require remediation under the applicable Environmental Laws, Purchaser shall obtain from its environmental consultant a written plan to remedy such RECs and an estimate of the cost to perform such remediation work (a "Plan"). The estimated total costs for completing a Plan are referred to herein as the "Remediation Costs." Seller and Purchaser agree to share the Remediation Costs related to any Plan (so long as such Remediation Costs do not exceed $25,000), as follows: Seller shall pay the first $5,000 in Remediation Costs; and Seller and Purchaser shall share equally in all Remediation Costs in excess of $5,000, up to but not exceeding $25,000. If the estimated Remediation Costs exceed $25,000, Seller may, but shall not be required to, undertake remediation of the RECs. If the estimated Remediation Costs exceed $25,000 and Seller decides to undertake such remediation of the RECs, then Seller and Purchaser shall share the first $25,000 of Remediation Costs as set forth above and Seller shall pay the remainder of the Remediation Costs in excess of $25,000. If the estimated Remediation Costs exceed $25,000 and Seller decides not to undertake such remediation, then (1) the applicable Real Property (if consisting of Owned Real Property) shall be excluded from the Real Property to be purchased under this Agreement, but Purchaser shall nevertheless purchase the other Transferred Assets and assume the Assumed Liabilities and Employees of the applicable Banking Center, and (2) Purchaser and Seller shall enter into a lease or sublease for the applicable Real Property for a term specified by Purchaser, but not exceeding 1 (one) year, and on such other customary terms and conditions as may be agreed to by Purchaser and Seller in good faith. If Owned Real Property is excluded from the purchase transaction in accordance with the preceding sentence, the purchase price of the Owned Real Property set forth in Section 2.2(a)(1) and 2.2(d) of this Agreement shall be reduced accordingly.

(d)

Destruction or Damage Prior to Closing. In the event of damage to or destruction of all or any portion of any Real Property by fire or other casualty prior to the Effective Time, Seller will promptly notify Purchaser of the nature and extent of such damage or destruction, the amount estimated to be necessary to repair or restore the Real Property, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration. The rights and obligations of the parties by reason of such damage or destruction shall be as follows:

(i)

If the estimated time for completion of the repairs is 6 months or less, then Purchaser, at its option, may (1) take title to such Owned Real Property or possession of the Leased Real Property, subject to such damage or destruction with Seller assigning to Purchaser all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction or (2) request that Seller cause the repairs to be made, in which case Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed.

(ii)

If the estimated time for completion of the repairs is more than 6 months, then Purchaser, at its option, may (1) take title to the Owned Real Property or possession of the Leased Real Property, subject to such damage or destruction with Seller assigning to Purchaser all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction, (2) request in writing that Seller cause the repairs to be made, in which case Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed, (3) exclude the applicable Real Property and its related other Transferred Assets and Assumed Liabilities from the purchase of the Banking Centers, whereupon the parties shall negotiate in good faith to reduce the Purchase Price accordingly or (4) terminate this Agreement.

(e)

Banking Center Lease. Seller agrees to use best efforts to obtain, within 30 days after execution of this Agreement, from the Landlord under the Banking Center Lease written clarification, reasonably acceptable to Purchaser, on Exhibits A-1 and F to such Lease as to the location of the leased office space, the Main Street walk-up ATM, the exterior rear canopied area, the three drive-thru lanes and the 13 parking spaces allocated to the tenant. Seller also agrees to use best efforts to obtain Landlord’s consent to the maintenance of interior and exterior signs by Purchaser upon the Leased Real Property.

Section 7.11. Further Assurances.

Each of Purchaser and Seller shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations or otherwise so as to permit consummation of the actions contemplated hereby as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with each other to that end. Without limiting the generality of the foregoing, Seller shall take all actions and execute all documents and instruments as may be required or appropriate to effectively transfer the Transferred Assets and Assumed Liabilities to Purchaser in accordance with the terms of this Agreement. Seller agrees to prepare an Assignment of Mortgages in substantially the form attached hereto as Exhibit 7.11 for each Registry of Deeds office in which a mortgage being assigned pursuant to this Agreement is on record, it being understood that Purchaser shall record such Assignments at its expense. The parties agree to cooperate to complete the preparation and recording of such assignments as promptly as reasonably practicable and in any event within thirty (30) days following the Closing Date.

Section 7.12. Noncompetition and Nonsolicitation Agreement.

(a)

For and in consideration of the purchase by Purchaser of the Transferred Assets and the assumption of the Assumed Liabilities, the payment of the Deposit Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of thirty (30) months following the Closing Date, none of Seller or any of its affiliates, including its directors, will (i) establish a de novo branch, office or facility or acquire an existing branch or other banking office or facility within the Specified Radius (as defined below) of the location of any of the Banking Centers (the “Noncompete Area”), unless such branch, office or facility is acquired as a result of Seller’s or Northway Financial, Inc.’s acquisition of, or acquisition by, a bank or company that owns such a branch, office or facility, in which case such branch, office or facility may be maintained, owned and operated regardless of its location, provided the acquisition is part of a larger transaction involving a bank or company headquartered outside the Specified Radius, or (ii) solicit, directly or indirectly (including through a dual employee or other networking relationship with a third party securities broker or insurance agency) the banking business of any current customers of the Banking Centers whose banking business or any part thereof is transferred to Purchaser pursuant to the terms of this Agreement, or (iii) solicit or initiate communications with any Employee for the purpose of inducing such person to become an employee of Seller. Notwithstanding the foregoing sentence, Seller shall not be deemed to be in violation of this Section 7.12 by virtue of (A) Seller’s continued banking dealings, including marketing, with current customers of the Banking Centers who also maintain, as of the Closing Date, one or more accounts with Seller at other banking offices of Seller,, (B) continued securities account and insurance agency dealings, including marketing, by Seller or Infinex Financial Group or its affiliates (“Infinex”) (whether through a dual employee relationship or otherwise), with current customers of the Banking Centers who maintain, as of the Closing Date, a securities brokerage or insurance agency account with Infinex,, (C) Seller’s advertising in publications that are normally distributed in geographic areas that include both the Noncompete Area and geographic markets served by Seller’s branches other than the Banking Centers, (D) establishing, acquiring, owning or operating an office or facility engaged only in back office services and not open to the general public or (E) responding to a request or inquiry initiated by a current customer of the Banking Center and entering into a business relationship with such person. For purposes of this Section 7.12, "Specified Radius" with respect to the Banking Centers means: Groveton – 10 miles; Littleton – 15 miles; and North Woodstock – 5 miles. Seller shall advise Infinex and any other third party securities brokerage or insurance agency with which it enters into a dual employee or other networking arrangement in writing of the foregoing restrictions.

(b)

If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Purchaser will be irreparably damaged if the provisions of this Section 7.12 are not specifically enforced. Accordingly, Purchaser shall be entitled to an injunction restraining any violation of this Section 7.12 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Purchaser may have at law or in equity. The restrictions against competition set forth above are considered by the parties to be both reasonable and essential to protect the business and goodwill of the Banking Centers being acquired by Purchaser pursuant to this Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Article VIII

CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon fulfillment or waiver (except as to the condition in Section 8.3), on or before the Closing, of each of the following conditions.

Section 8.1. Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for any representation and warranty which specifically relates to an earlier date and any changes permitted by the terms hereof or consented to by Purchaser.

Section 8.2. Obligations Performed.

Seller shall (i) deliver or make available to Purchaser those items required by Section 3.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. Regulatory Approvals.

All Regulatory Approvals shall have been obtained and all necessary conditions, including without limitation the giving of all legally required waiting or protest periods, of or relating to such Regulatory Approvals shall have been met as required.

Section 8.4. Consents of Third Parties.

Seller shall have obtained all consents of third parties (other than the Regulatory Approvals) that are necessary to assign the Banking Center Lease or otherwise consummate the transactions contemplated hereby.

Article IX

CONDITIONS TO SELLER'S OBLIGATIONS

The obligation of Seller to complete the transactions contemplated in this Agreement is conditioned upon fulfillment or waiver (except as to the condition in Section 9.3), on or before the Closing, of each of the following conditions.

Section 9.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for any representation and warranty which specifically relates to an earlier date and any changes permitted by the terms hereof or consented to by Seller.

Section 9.2. Obligations Performed.

Purchaser shall (i) deliver to Seller those items required by Section 3.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3. Regulatory Approvals.

The condition set forth in Section 8.3 shall have been satisfied.

Article X

TERMINATION

Section 10.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)

by Seller if the Closing has not occurred on or before the 180th day following the date hereof, provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(b)

at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c)

by Purchaser in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Seller or waived in writing by Purchaser prior to the date fixed for Closing, provided that Purchaser's failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or resulted in, Seller's failure to fulfill any such condition;

(d)

by Seller in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Purchaser or waived in writing by Seller prior to the date fixed for Closing, provided that Seller's failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or resulted in, Purchaser's failure to fulfill any such condition;

(e)

any time prior to the Effective Time, by Seller or Purchaser in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 15 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; or

(f)

by Seller or Purchaser in writing at any time after any applicable regulatory authority has denied approval of any application for a Regulatory Approval.

Section 10.2. Procedure Upon and Effect of Termination.

In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate, provided that (i) Sections 10.3, 11.1, 11.5 and this Section 10.2 shall survive any such termination and (ii) a termination shall not relieve a breaching party from liability for an intentional or grossly negligent breach, of any covenant, undertaking, representation or warranty giving rise to such termination.

Section 10.3. Payment of Expenses.

(a)

If this Agreement is terminated (i) by Purchaser for any reason other than due to any of the conditions provided for in Article VIII of this Agreement not having been met or waived in writing by the Purchaser, or (ii) by Seller for any reason other than due to any of the conditions provided for in Article IX of this Agreement not having been met, then in addition to such other rights as the non-terminating party may have, the terminating party shall be obligated to pay all of the reasonable expenses, including legal fees and expenses, incurred by the non-terminating party in connection with this Agreement.

(b)

Should the transactions contemplated herein not be consummated because of a party's intentional or grossly negligent breach of this Agreement, in addition to such damages as may be recoverable in law or equity and as otherwise provided herein, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1. Expenses

Except as otherwise provided herein, Seller and Purchaser each shall pay all of their own out-of-pocket expenses in connection with this Agreement including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall pay all recording, filing or other fees, costs and expenses (including fees, costs and expenses for (a) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations and (b) filing of any forms (including without limitation tax forms) with governmental instrumentalities in connection with the transfer of the Real Property and the Personal Property), except that Seller and Purchaser agree each shall pay one-half of the real estate transfer Taxes due upon transfer of the Real Property.

Section 11.2. Amendment and Modification.

The parties hereto, by mutual consent, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.3. Waiver or Extension.

Except with respect to the Regulatory Approvals, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.4. Successors and Assigns.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other.

Section 11.5. Confidentiality

All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (a) any information which (i) the party receiving the information can establish by convincing evidence was already in its   possession prior to the disclosure thereof by the party furnishing the information; (ii) was then generally known to the public; or (iii) became known to the public through no fault of the party receiving the information; or (b) disclosures pursuant to a legal requirement or in accordance ,with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

Section 11.6. Addresses for Notices, Etc.

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by fax (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

If to Seller:

Northway Bank

9 Main Street

Berlin, New Hampshire 03570

Attn: Richard P. Orsillo

Senior Vice President and CFO

Fax: (603) 752-1564

With a copy to:

William P. Mayer, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Fax: (617) 523-1231

If to Purchaser:

Union Bank

20 Main Street

P.O. Box 667

Morrisville, Vermont 05661

Attn: Kenneth D. Gibbons

President and CEO

Fax: (802) 888-4921

With a copy to:

Denise J. Deschenes, Esq.

Primmer Piper Eggleston & Cramer PC

521 Summer Street

P.O. Box 159

St. Johnsbury, Vermont 05819

Fax: (802) 748-3976

Section 11.7. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8. Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

Section 11.9. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire.

Section 11.10. Entire Agreement.

This Agreement and the schedules and exhibits hereto and the Property Access Agreement represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.11. Parties in Interest.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 11.12. Specific Performance.

The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

Section 11.13. Survival.

All of the covenants and obligations of the parties set forth herein that are to be performed after the Closing Date (including, without limitation, the indemnification and loan repurchase provisions of Article IV) (subject to the limitations set forth in Sections 4.3(a) and 4.4 hereof) and the noncompetition covenant in Section 7.12), shall survive the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first above written.

NORTHWAY BANK

By:	/s/ William J. Woodward
	Name:	William J. Woodward
	Title:	President and Chief Executive Officer

UNION BANK

By:	/s/ Kenneth D. Gibbons
	Name:	Kenneth D. Gibbons
	Title:	President and Chief Executive Officer